                                                                    EXHIBIT 8.10


                              ASSUMPTION AGREEMENT


         THIS AGREEMENT, made and entered into as of the 11th day of November, 1998, by and between TEXAS TBS, INC., a Texas corporation whose address for purposes of this Agreement is 6250 North Houston Rosslyn Road Houston, Texas 77091-3410; and TOTAL BUILDING SYSTEMS, INC. ("TBS" herein), a Texas corporation whose address for purposes of this Agreement is 6250 North Houston Rosslyn Road Houston, Texas 77091-3410; WITNESSETH THAT:

         WHEREAS, TOTAL BUILDING SYSTEMS, INC. is merging with TEXAS TBS, INC., and TEXAS TBS, INC. will be the survivor of that merger, as provided in that certain Plan of Merger of even date herewith by and between the parties hereto; and

         WHEREAS, TOTAL BUILDING SYSTEMS, INC. is an active business entity and a going concern with debts and obligations to third parties, incurred in the ordinary course of business and otherwise; and

         WHEREAS, under Article 5.06 of the Texas Business Corporation Act, upon the merger the existence of TOTAL BUILDING SYSTEMS, INC. will cease, and the ownership of property and allocation of liabilities and obligations of TOTAL BUILDING SYSTEMS, INC. will vest in and be allocated to TEXAS TBS, INC.;

         NOW, THEREFORE, for and in consideration of the premises, and in compliance with statutory authority, TEXAS TBS, INC. does hereby agree that upon the filing of the Articles of Merger effecting the merger of TEXAS TBS, INC. and TOTAL BUILDING SYSTEMS, INC.:

1. All rights, title, and interests to all real estate and other property owned by Total Business Systems, Inc. shall, upon the filing of the Articles of Merger, be allocated to and vested in Texas TBS, Inc., without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon.

2. All liabilities and obligations of Total Business Systems, Inc. shall, upon the filing of the Articles of Merger, be allocated to Texas TBS, Inc., and Texas TBS, Inc. shall be the primary obligor therefor to the extent that Total Business Systems, Inc. was the primary obligor before the filing of these articles, including without limitation the following:

         a. The mortgage debt secured by deed of trust covering the real property described in Exhibit A attached hereto and made a part hereof for all purposes; and

         b. All debt of Total Business Systems, Inc. for which Charles D. McPhail may have contingent liability as a cosigner, guarantor, or otherwise, including the mortgage debt described in section 2.a above; and

         c. That certain Employment Agreement dated effective January 1, 1996, by and between Total Business Systems, Inc., as Employer, and Charles D. McPhail, as Employee; and

         d. That certain lease agreement dated January 8, 1998, by and between Stolhaven Houston Inc., as Landlord, and Total Business Systems, Inc., as Tenant, covering the real property located at 15630 Jacintoport Blvd., Houston, Texas

         e. All subleases to which Total Business Systems, Inc. is a sublessor covering any part of the real property covered by the lease agreement identified in section 2.d above.


Page 1
Assumption Agreement
Texas TBS, Inc.

3. This Agreement is also intended to be a third-party beneficiary contract for the benefit of Charles D. McPhail, and Texas TBS, Inc. agrees to indemnify Charles D. McPhail from and against any and all loss, cost, risk, and expense heretofore incurred as an officer, director, shareholder, guarantor, surety, co-signer, or co-obligor of Total Business Systems, Inc., which indemnification is more fully set out in that certain Indemnification Agreement of even date herewith by and between Texas TBS, Inc. and Charles D. McPhail.

4. Texas TBS, Inc. agrees, confirms, and acknowledges that this Agreement is a requirement of the said Plan of Merger, and is entered into by Texas TBS, Inc. as an inducement for Total Business Systems, Inc. and Charles D. McPhail to participate in the merger under said Plan of Merger.

5. This Agreement may be recorded in the real property records of each or any county in which Total Business Systems, Inc. owns any interest in real property, or has any leasehold or other right of possession of real property, and is acknowledged by the parties for that purpose.

         IN WITNESS WHEREOF, this instrument is executed as of the date first above written.

TEXAS TBS, INC.                            TOTAL BUSINESS SYSTEMS, INC.



By: /s/ Charles D. McPhail                 By: /s/ Charles D. McPhail
    -----------------------------              -----------------------------
    Charles D. McPhail, President              Charles D. McPhail, President

STATE OF NEW YORK
COUNTY OF NEW YORK

         This instrument was acknowledged before me on November 11, 1998, by CHARLES D. McPHAIL, as President of TEXAS TBS, INC.


My commission expires:                              /s/ Ann Sierra
     May 8, 1999                             Notary Public in and for the
                                                  State of New York.


STATE OF NEW YORK
COUNTY OF NEW YORK

         This instrument was acknowledged before me on November 11, 1998, by CHARLES D. McPHAIL, as President of TOTAL BUSINESS SYSTEMS, INC.


My commission expires:                              /s/ Ann Sierra
     May 8, 1999                             Notary Public in and for the
                                                  State of New York.


Page 2
Assumption Agreement
Texas TBS, Inc.